Exhibit 99.1

PRESS RELEASE	Contact: Peter G. Wiese
FOR IMMEDIATE RELEASE	Executive Vice President & CFO
(530) 898-0300

TriCo Bancshares Declares Quarterly Dividend

and Announces Expanded Share Repurchase Program

Chico, CA – (November 12, 2019) – The Board of Directors of TriCo Bancshares (NASDAQ: TCBK) (the “Company”), parent company of Tri Counties Bank, declared a quarterly cash dividend of $0.22 (twenty-two cents) per share on its common stock, no par value on November 5, 2019. The dividend is payable on December 30, 2019 to holders of record on December 13, 2019.

In addition, the Board approved the authorization to repurchase up to 1,525,000 shares of the Company’s common stock, no par value per share which approximates 5% of the currently outstanding common shares. The Company’s repurchase program adopted on August 21, 2007 was terminated.

The actual timing of any share repurchases will be determined by the Company's management and therefore the total value of the shares to be purchased under the program is subject to change. Based on the closing price of the Company's stock on November 8, 2019 of $38.35, the repurchase of all shares authorized under the Share Repurchase Program would represent approximately $58.5 million in value.

The Company presently expects to repurchase outstanding shares from time to time (i) to generally offset the dilutive impact of employee stock-based compensation plans, including option exercises and restricted unit vesting, and (ii) to reduce share count via share repurchases as and when attractive opportunities arise. The amount and timing of future repurchases may vary depending on applicable legal requirements, market conditions and the Company's financial performance and capital planning considerations. The repurchase program does not include specific price targets; may be executed through open market purchases, through privately negotiated transactions, utilizing Rule 10b5-1 plans or otherwise; and may be suspended under certain conditions. Any repurchased shares will be retired.

Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches in communities throughout Northern and Central California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATM, online and mobile banking access. Brokerage services are provided by the Bank’s investment services through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.